EXHIBIT 99.1

Tuesday Morning Corporation Announces Fourth Quarter 2010 and Fiscal Year 2010 Results

DALLAS, Aug. 23, 2010 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported that, as previously announced, net sales for the fourth quarter of fiscal 2010 were $200.8 million compared to $188.7 million for the quarter ended June 30, 2009, an increase of 6.4%. Comparable store sales for the quarter ended June 30, 2010 increased 6.0% and was comprised of a 5.7% increase in traffic and a 0.3% increase in average ticket. Net income for the quarter ended June 30, 2010 was $1.3 million, or $0.03 per diluted share, compared to a net loss of $1.6 million, or a $0.04 loss per diluted share, for the same period last year.

For the fiscal year ended June 30, 2010, net sales were $828.3 million compared to $801.7 million for the year ended June 30, 2009, an increase of 3.3%. Comparable store sales increased by 2.2% for the fiscal year.  This increase in comparable store sales was comprised of a 3.4% increase in traffic offset by a 1.2% decrease in average ticket. For the fiscal year ended June 30, 2010, the Company had earnings per diluted share of $0.25 versus $0.00 for fiscal 2009.

Kathleen Mason, President and Chief Executive Officer, stated, "We posted solid improvements in both the fourth quarter and fiscal year 2010 sales and earnings. For the third consecutive quarter, we achieved positive comparable store sales increases. This top-line improvement driven by a steady increase in traffic demonstrates that our customers continue to be attracted to our value proposition. Our focus on expense control, combined with leverage from the increase in sales, yielded a successful reduction in SG&A as a percentage of sales. Our balance sheet has remained strong as we have effectively controlled expenses and managed inventories resulting in higher cash balances. At June 30, 2010, our cash balance was $23.5 million compared to $5.8 million at the same time last year with no outstanding debt year over year. Although the economy is uncertain, we are confident and well positioned as we move into our fiscal 2011 year."

Financial Results for the Fourth Quarter Ended June 30, 2010

Gross Profit - Gross profit increased $6.5 million, or 9.2%, to $76.6 million for the quarter ended June 30, 2010 compared to the same quarter last year of $70.1 million. As a percentage of net sales, gross profit increased to 38.1% for the quarter compared to 37.2% for the same period in fiscal 2009. This increase in gross profit dollars and percentage was primarily due to the increase in sales volume and better leverage of distribution costs.

Selling, General and Administrative Expenses ("SG&A") - SG&A for the quarter was $73.4 million, or 36.6% of net sales, versus $72.1 million, or 38.2% of net sales, in the same period last year. On a per store basis, SG&A was higher this quarter by 2.3% as compared to last year, which was primarily attributable to expenses associated with higher sales and five fewer stores at year end.

Financial Results for the Fiscal Year Ended June 30, 2010

Gross Profit - Gross profit increased $17.9 million, or 6.0%, to $314.0 million for fiscal 2010 compared to gross profit last year of $296.1 million, primarily as a result of higher sales volume. As a percentage of net sales, gross profit increased to 37.9% for fiscal 2010 compared to 36.9% in fiscal 2009. This increase of 1.0% in gross profit percentage was primarily due to decreases in markdowns resulting from tighter inventory control as well as decreases in product cost, shrink and improved leverage of our distribution costs.

Selling, General and Administrative Expenses - SG&A for fiscal 2010 was $293.8 million, or 35.5% of net sales, versus $293.7 million, or 36.6% of net sales, for fiscal 2009. On a per store basis, SG&A was slightly higher in fiscal 2010 by less than 0.1% compared to last year, which was primarily attributable to expenses associated with higher sales and five fewer stores at year end.

Balance Sheet

Inventory increased to $239.2 million at June 30, 2010, as compared to inventory of $223.6 million at June 30, 2009, an increase of 7.0%. On a per store basis, inventory was 7.6% higher at the end of fiscal 2010 compared to fiscal 2009. The inventory levels at June 30, 2009 were exceptionally low due to lower demand and timing of receipts. We consider the inventory levels at June 30, 2010 to be appropriate in relation to current demand. Net property and equipment was $72.8 million at the end of fiscal 2010, an increase of $0.4 million compared to the end of fiscal 2009. This increase resulted from capital expenditures exceeding depreciation.

Accounts payable was higher at June 30, 2010 by $15.8 million, or 33.6%, compared to accounts payable at June 30, 2009 primarily due to higher inventory purchases in the fourth quarter of fiscal 2010. At June 30, 2010 and 2009, we had no amounts outstanding under our revolving credit facility. Outstanding letters of credit, primarily for insurance programs, were $10.1 million at the end of fiscal 2010 compared to $12.4 million last year. At June 30, 2010, we had availability of $103.3 million and we were in compliance with the terms of our credit facility.

Store Activity

We operated 852 stores in 43 states as of June 30, 2010. During the fourth quarter of fiscal year 2010, we opened five stores, relocated five stores and expanded one store. During fiscal year 2010, we opened 26 stores, closed 31 stores, relocated 28 stores and expanded three stores. The states with the largest sales declines continued to be the areas most affected by the deterioration of the housing market such as Florida, California, Nevada and Arizona.

Fiscal Year 2011 Guidance

We expect the retail environment to continue to be economically uncertain during fiscal 2011. As a result, we have considered such challenges in our forecasts for our fiscal year 2011. Guidance for the full fiscal year ending on June 30, 2011 is as follows:

Net sales	$870 million to $880 million
Comparable store sales	Positive low single digits
Diluted earnings per share	$0.39 to $0.43
Capital expenditures	$17 million
Change in store count	+18 (870 at fiscal year end)

We plan to continue to relocate, expand and close stores during fiscal 2011 in a manner and quantity consistent with prior years. The relocated stores have historically shown double digit improvement in sales as well as better profit margins. The change in store count reflects growth of approximately 2% as we seek to grow and improve our portfolio of existing stores. Capital spending projected for fiscal 2011 reflects the Company's plan to continue to remodel stores, improve and enhance systems, as well as further streamline the distribution process.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 852 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

Conference Call Information

Tuesday Morning Corporation's management will hold a conference call to review fourth quarter and fiscal year 2010 financial results today, April 23, 2010, at 12:00 p.m. Central Time.    A real-time webcast of the call will be available in the Investor Relations section of the Company's website at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the call will be accessible through the Company's website or by dialing (800) 642-1687, conference ID number 87599516, until September 7, 2010.

Forward-Looking Statements

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial positions, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2009 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of current economic conditions; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management, or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; our ability to maintain internal control over financial reporting; and our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. We undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

Tuesday Morning Corporation
Consolidated Statements of Operations
(In thousands, except per share data)
	Three Months Ended June 30,		Year Ended June 30,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net sales	$ 200,783	$ 188,670	$ 828,265	$ 801,722
Cost of sales	124,190	118,562	514,270	505,585
Gross profit	76,593	70,108	313,995	296,137

Selling, general and administrative expenses	73,428	72,109	293,850	293,702

Operating income (loss)	3,165	(2,001)	20,145	2,435

Other income (expense):
Interest expense	(717)	(761)	(2,945)	(2,748)
Interest income	7	1	14	1
Other income (expense), net	(390)	145	(545)	243
Other income (expense)	(1,100)	(615)	(3,476)	(2,504)

Income (loss) before income taxes	2,065	(2,616)	16,669	(69)

Income tax expense (benefit)	770	(987)	5,921	(25)

Net income (loss)	$ 1,295	$ (1,629)	$ 10,748	$ (44)

Earnings (loss) Per Share:
Net income (loss) per common share:
Basic	$ 0.03	$ (0.04)	$ 0.25	$ 0.00
Diluted	$ 0.03	$ (0.04)	$ 0.25	$ 0.00

Weighted average number of common shares:
Basic	42,151	41,584	41,920	41,505
Diluted	42,775	41,584	42,483	41,505

Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)
	June 30, 2010	June 30, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 23,522	$ 5,783
Inventories	239,194	223,628
Prepaid expenses and other assets	9,756	10,197
Deferred income taxes	--	1,545
Total current assets	272,472	241,153

Property and equipment, net	72,823	72,356

Other long-term assets:
Deferred financing costs	3,522	4,211
Other assets	1,719	1,521

Total Assets	$ 350,536	$ 319,241

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 62,916	$ 47,109
Accrued liabilities	34,317	28,765
Deferred income taxes	288	--
Income taxes payable	96	1,564
Total current liabilities	97,617	77,438

Deferred rent	3,181	4,171
Income tax payable - non-current	639	--
Deferred income taxes	1,207	2,279
Total Liabilities	102,644	83,888

Stockholders' equity	247,892	235,353
Total Liabilities and Stockholders' Equity	$ 350,536	$ 319,241

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Year Ended June 30,
	2010	2009
	(unaudited)
Net cash flows from operating activities:
Net income (loss)	$ 10,748	$ (44)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,583	16,796
Amortization of financing fees	1,059	709
Deferred income taxes	261	(3,087)
Loss on disposal of fixed assets	1,382	631
Stock compensation expense	2,206	2,615
Other non-cash charges	167	4
Net change in operating assets and liabilities	665	14,616

Net cash provided by operating activities	32,071	32,240

Net cash flows from investing activities:
Capital expenditures	(17,432)	(12,475)

Net cash used in investing activities	(17,432)	(12,475)

Net cash flows from financing activities:
Repayments-revolving credit facility	(61,605)	(241,256)
Borrowings-revolving credit facility	61,605	232,756
Change in cash overdraft	3,391	(9,695)
Payment of debt financing costs	(370)	(4,417)
Proceeds from exercise of common stock options	79	--

Net cash provided by (used in) financing activities	3,100	(22,612)

Net increase (decrease) in cash and cash equivalents	17,739	(2,847)

Cash and cash equivalents, beginning of period	5,783	8,630

Cash and cash equivalents, end of period	$ 23,522	$ 5,783
CONTACT:  Tuesday Morning Corporation
          Stephanie Bowman, Chief Financial Officer
          972-934-7251

          Laurey Peat + Associates
          Laurey Peat
          214-871-8787